                                                              EXHIBIT 10(i)

           SOFTWARE LICENSE, DEVELOPMENT SERVICES AND MAINTENANCE AGREEMENT



                                    By and Between


                                Corporate Systems Ltd.

                                         and

                           Hartford Fire Insurance Company



* Certain portions of this contract have been redacted for confidentiality. Redacted portions are marked [ ]. The registrant has filed the redacted portions with the SEC as required pursuant to Rule 406.



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                                  TABLE OF CONTENTS


Section 1.    Definitions
Section 2.    Software License
Section 3.    [THIS SECTION INTENTIONALLY OMITTED]
Section 4. Access, Telecommunication System Usage and Storage of Hartford Data and Information
Section 5.    Software Development Services
Section 6.    Report Services
Section 7.    Maintenance Services
Section 8.    Training Services
Section 9.    Other Services
Section 10.   Personnel
Section 11.   Documentation
Section 12.   Warranties
Section 13.   Liability and Indemnities
Section 14.   Source Code
Section 15.   Intellectual Property Indemnity
Section 16.   Confidentiality
Section 17.   Fees, Payment, Charges and Taxes
Section 18.   Auditing
Section 19.   Term and Termination
Section 20.   Relationship Between the Parties
Section 21.   Assignment
Section 22.   General

                                      SCHEDULES

Schedule A.   Authorized Hardware, Operating System and Interface Software
Schedule B.   Description and Specifications for the Customizations
Schedule C.   Software Purchase Pricing Options
Schedule D.   Description and Specifications for the MCM System
Schedule E.   Third Party Software
Schedule F.   [THIS SECTION INTENTIONALLY OMITTED]
Schedule G.   [THIS SECTION INTENTIONALLY OMITTED]
Schedule H.   [THIS SECTION INTENTIONALLY OMITTED]
Schedule I.   Hartford Code Development Guidelines
Schedule J.   Service Level Agreement
Schedule K.   Report Schedule
Schedule L.   Preferred Provider Organizations
Schedule M.   CS Nondisclosure Agreement
Schedule N.   Hartford Nondisclosure Agreement
Schedule O.   Payment Schedule
Schedule P.   Disaster Recovery Plan



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AGREEMENT effective as of the 1st day of January, 1994 by and between
Corporate Systems Ltd. ("CS"), a limited partnership having an address at 1212 Ross Street, Amarillo, Texas 79120 and Hartford Fire Insurance Company ("Hartford"), a Connecticut Corporation having an address at 690 Asylum Avenue, Hartford, Connecticut 06115.

                                      WITNESSETH

WHEREAS, Hartford wishes to license certain data processing software from CS and to obtain certain services related to such software; and

WHEREAS, CS wishes to license such software and to provide related services;
and

WHEREAS, CS will install CS's proprietary software as well as software developed by CS for Hartford on computers in the CS Computer Facility, will maintain Hartford's data base on said computers in the CS Computer Facility as well as at other sites as specified in Section 4 below, and will provide Hartford, as specified in this Agreement, with access via telecommunications to such software.

NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained and subject to the terms and conditions hereinafter set forth, Hartford and CS hereby agree as follows:

1.0 DEFINITIONS

1.1 As used in this Agreement, the terms set forth in this Section 1 shall have those meanings indicated below:

1.2 Access - Shall mean telecommunications access to the MCM System.

1.3 Acceptance Test - As described in Section 5.8 below.

1.4 Additions - As described in Section 5.3 below.

1.5 Agreement This Software License, Development Services and Maintenance Agreement

1.6 Application Crisis - Any production problem that prevents Hartford from receiving daily data feeds within four (4) hours or prevents Hartford from accessing on-line data for any length of time that materially and adversely affects Hartford.

1.7 Authorized Hardware, Operating Systems and Interface Software - As specified in Schedule A, which is attached hereto and incorporated herein by reference.

1.8 CS Computer Facility - CS's computer facility in Texas (or such other locations where it may move or add facilities) where the MCM System is or will be installed and to which Hartford shall have full access as described herein for processing purposes.

1.9 [THIS SECTION INTENTIONALLY OMITTED]


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1.10 Custom Programming - The software programming developed by CS for
     Hartford in accordance with Hartford's user requirements and as described in the Specifications in Schedule B which is attached hereto and incorporated herein by reference and as such Schedule B may be changed from time to time with Supplements upon the mutual written agreement of the Parties.

1.11 Customizations - All Custom Programming (together with all related Documentation and an" portion or copies thereof) related to the MCM System as specified in Section 5 below.

1.12 Development Services - As described in Section 5 below.


1.13 Documentation - All materials which are necessary to instruct or assist users, operators and systems personnel in the installation, operations, use and modification of the MCM System and the Customizations, including but not limited to such materials as operating manuals, program manuals, systems manuals and users manuals. All Documentation shall include information on the functionality of each and every Customization and new Release and of the interrelationship of each such Customization and Release to the rest of the MCM System and process. CS WILL PROVIDE HARTFORD ON A QUARTERLY BASIS WITH DOCUMENTATION WHICH MAY BE NECESSARY FOR HARTFORD'S USE OF THE MCM SYSTEM AND THE CUSTOMIZATIONS REFLECTING THE COLLECTION OF ALL DAILY ENHANCEMENTS MADE BY CS.

1.14 [THIS SECTION INTENTIONALLY OMITTED]


1.15 Enhancements - Any modification, change, correction, or update of the MCM System developed by CS on a daily basis, except for Customizations and Third Pay Software and Enhancements thereto. CS shall deliver to Hartford Documentation for such Enhancements on a quarterly basis.

1.16 Hartford - Hartford Fire Insurance Company and, unless it refers to the party to this Agreement which may exercise discretion in any matter arising under this Agreement, all its corporate affiliates and subsidiaries.

1.17 Integrated Customizations - Customizations ordered by Hartford as part of Development Services which are integrated by CS into the MCM System and are provided as part of an Enhancement or Release to other CS customers.

1.18 MCM System - The CS software system operating on CS's mainframe computer in Amarillo, Texas, or such other place where CS may locate its mainframe computer, described in Schedule D, which is attached hereto and incorporated herein by reference, and Claim Administration System (CAS) Account Design and Special Report modules essential to the execution and use of the MCM System as well as such Third Party Software as are listed and added to from time to time in Schedule E, which is attached hereto and incorporated herein by reference. The MCM System shall include all Enhancements thereto and all Releases thereof as well as all related Documentation.

1.19 Medical Management Centers- One or more ITT Hartford processing facilities where ITT Hartford employees use the MCM System to process Hartford claims.


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1.20     Nonconformance - A variance, due to a programming error, in any part of the MCM System or the Custom Programming from the related Specifications.

1.21 Object Code - The software in a form resulting from the translation or processing of the machine readable portions of the Source Code by a computer into machine language or intermediate code, and which is thus in a form that would not be convenient for human understanding of the program logic of the software, but which is appropriate for its execution or interpretation by a computer.

1.22     Parties - CS and Hartford.

1.23     PPO - Preferred Provider Organization.

1.24 Project - Custom Programming done by CS for Hartford pursuant to this Agreement on a defined project basis as specified in Supplements to Schedule B.

1.25 Release - A System upgrade such as CICS, MVS, security, operating platform, or environment.

1.26 Reports - Reports generated by using the computer software capability developed by CS at Hartford's request.

1.27 Section - The numbered Section referred to and all numbered subsections of said Section. (For example, Section 2.2 includes
         Section 2.2.1.)

1.28 Services - Any and all services to be performed by CS hereunder, including but not limited to services performed pursuant to
         Section 4, 5, 6, 7 and 8 below.

1.29 Source Code - Both machine readable and human readable copies of all software covered under this Agreement consisting of instructions to be executed upon a computer in the language used by its programmers (i.e., prior to compilation or assembly) in a form in which the program logic of the software is deducible by a human being, fully (to the extent available to CS in tangible - human or machine readable - form) commented, and including all related flow diagrams and all other documentation and manuals available to CS in tangible - human or machine readable - form which would allow Hartford to properly effect modifications and support for the MCM System.

1.30 Specifications - Detailed descriptions of the MCM System and the Customizations.

1.31 Supplement - An instrument which incorporates this Agreement executed by Hartford and CS.

1.32 Third Party Software - All third party software and data bases, including but not limited to Enhancements thereto and all Releases thereof as well as all related Documentation, which have been approved by Hartford and will be used to carry out the requirements described in this Agreement. All such Third Party Software products are specified in Schedule E.

1.33     [THIS SECTION INTENTIONALLY OMITTED]

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2.0    SOFTWARE LICENSE

2.1 CS hereby grants Hartford and Hartford hereby accepts subject to the terms and conditions of this Agreement a non-exclusive, non-transferable perpetual license to use and access the MCM System in the ordinary course of its insurance, insurance administration, including but not limited to third party administration, claims services, and insurance services businesses, or such other insurance businesses that may be mandated by state and/or federal law, but not otherwise.

2.2    OPTION TO PURCHASE

2.2.1 Hartford shall have the option and the right to exercise said option at any time to purchase one (l) copy of the Source Code and all Documentation together with one (1) copy of the Object Code to
       the MCM System from CS.  The purchase price will be [    ] with CS
       for maintenance of the System [    ] contracting for maintenance of
       the System by CS. The software purchase pricing options are specifically defined in Schedule C.

2.2.2 In the event that Hartford exercises said option, CS will assist Hartford (at CS's usual time and expense rates) as reasonably necessary in such a transition, including but not limited to using its best efforts to: (i) continue to provide access to the MCM System at the CS Computer Facility until such time as Hartford is processing all claims on the MCM System at Hartford's site and (ii) facilitate and assist Hartford in obtaining sublicenses (at Hartford's expense) from vendors to all Third Party Software specified in Schedule E and the Operating and Interface Software specified in Schedule A.

3.0    [THIS SECTION INTENTIONALLY OMITTED]

4.0    HARTFORD DIRECT ACCESS TO MCM SYSTEM

4.1 CS will provide Hartford, at all times while this Agreement is in effect, at Hartford's Home Office, Medical Management Centers, participating Hartford claim offices and any other sites that Hartford designates with remote access to CS's data processing system, in order that Hartford may:

       (a) view the detailed claim information and the MCM System review process, and

       (b) allow Hartford's nurse auditors, cost containment coordinators and/or claim processing supervisors and other individuals so designated by Hartford to communicate with Hartford's Medical Management Centers via on-line diary system as is currently being utilized.

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[           ] Material redacted for confidentiality


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4.1.1  CS acknowledges that the MCM System and all Customizations will be installed on computers at the CS Computer Facility, and that Hartford, as specified in Section 4.1.2 below, will have complete access from any compatible computer system (as specified in Schedule A) in the United States and Canada to fully use the MCM System and all Customizations, subject to CS's reasonable security requirements.

4.1.2 CS will provide Hartford with telecommunications access to any CS system that Hartford requires pursuant to the terms and conditions of this contract. In the event that Hartford should request that CS put in a telecommunications line, there will be an additional reasonable charge agreed upon by both Parties in advance. Hartford reserves the right to provide at its own expense private leased line facilities connecting to and communicating with CS systems.
       CS will provide space, power and environmental requirements for Hartford's telecommunications equipment at the CS location.
       CS will allow vendors who have maintenance contracts with Hartford access to Hartford equipment located at CS sites during hours of operation.

4.2 Hartford and CS will be jointly responsible for establishing and maintaining the electronic interfaces necessary for the transmission of required data, including but not limited to payment record and claim rates data between Hartford's claim system and the MCM System. These interfaces and the joint capacity to transmit and receive the data to support the medical bill processing activities will allow for: (i) the daily transmission of basic claim data elements from Hartford's systems to the CS data-processing system and (ii) the daily transmission of the completed medical payment transactions from CS's data-processing system to Hartford's claim systems.

4.3 CS shall maintain the appropriate computer files of all information and data transmitted to the CS Computer Facility by Hartford. This will not require CS to retain data transmission or tape files after such data has been entered into the MCM System. It is expressly understood that all such data transmitted by Hartford and maintained and stored by CS shall remain the exclusive property of Hartford.

4.3.1 CS acknowledges that the data processed on the MCM System is extremely valuable to Hartford. Accordingly, CS agrees to follow the provisions in Section 4.7.1 below for two (2) daily back-ups of Hartford's data, one to be kept at the CS Computer Facility and the other at an off-premises location remote from the CS Computer Facility.

4.4 CS agrees that it will not permit access to Hartford data by any person or entity other than Hartford or to such other persons or entities who have been approved in advance by Hartford.

4.5    [THIS SECTION IN INTENTIONALLY OMITTED]

4.6    ON-GOING HARTFORD OBLIGATIONS

4.6.1 All Hartford claim offices using the MCM System will provide CS with a daily update consisting of new claim additions and existing claim transactions, including but not limited to changes and deletions.

4.6.2 Hartford will determine compensability of claims and provide final authorization for claim payment.

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4.7    DISASTER RECOVERY PLAN


4.7.1 CS shall make available a disaster recovery program that will allow for reinstatement of full production capacity as specified in this Section 4.7. CS represents and warrants that no later than March 1, 1994 it will have established a disaster recovery plan, in accordance with the provisions specified in this Section 4.7 ("Disaster Recovery Plan") in the event that one or more disasters should prevent the CS Computer Facility from processing Hartford's data on the MCM System. A copy of the Disaster Recovery Plan will be attached hereto as Schedule P, which will be incorporated herein by reference. Hartford shall have the right to approve any Disaster Recovery Plan so that it as a minimum reflects the terms of this Section 4.7. In the event that the Disaster Recovery Plan does not reflect the terms of this Section 4.7, Hartford shall have the right to cancel the Agreement. The Parties shall mutually agree in advance to the cost of such Disaster Plan, but if Hartford does not agree with the cost, Hartford shall have the right to cancel this Agreement. In order to safeguard Hartford's data and information on the MCM System, CS represents and warrants that at a minimum CS shall take the following back-up and recovery measures in order to permit recovery and processing of Hartford's data on the MCM System in the event of destruction of normal processing files and computers at the CS Computer Facility:


       (i) CS shall maintain daily back-up computer tape files of Hartford's historical database stored in a safe area at the CS Computer Facility.

       (ii) In addition to the daily back-up computer tape files at the CS Computer Facility, CS shall prepare daily back-up computer tape files which shall be delivered on a daily basis to an off-premises location for safe-keeping. Hartford shall have the right to approve such off-premises location.

       (iii) WARM SITE. CS shall have a continuous contractual agreement with a reliable entity in the business of providing a computer "Warm Site" where back-up computer tape files can be processed with remote telecommunications access to Hartford staff at any location in the United States in the event that the CS Computer Facility is damaged by such occurrences as tornados or storms and therefore unable to process data on the MCM System. Hartford shall have the right to review such Warm Site agreement and to approve the Warm Site vendor.

              (a) TOTAL FAILURE. In the event that the CS Computer Facility is totally disabled and such disability causes the MCM System not to be accessible for the purpose of processing Hartford business ("Total Failure"), as soon as CS knows or reasonably should have known of such Total Failure or such Total Failure has existed for twenty-four (24) hours, whichever is the shorter time period, CS must install the MCM System and all Hartford data files at the Warm Site with the result that Hartford processing on the MCM System is fully operational in accordance with the approved Disaster Recovery Plan within forty-eight (48) hours, unless Hartford agrees in writing to another plan.


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              (b)  PARTIAL FAILURE.  In the event that the CS Computer
                   Facility is partially disabled and such disability causes the MCM System to be partially inaccessible for the purpose of processing Hartford business ("Partial Failure"), as soon as CS knows or reasonably should have known of such Partial Failure or such Partial Failure has existed for forty-eight (48) hours, whichever is the shorter time period, CS must install the MCM System and all Hartford data files at the Warm Site with the result that Hartford processing on the MCM System is fully operational in accordance with the approved Disaster Recovery Plan within forty-eight (48) hours, unless Hartford agrees in writing to another plan.

4.7.2 CS shall make available to Hartford for Hartford's review the Disaster Recovery Plan and procedures in effect. Furthermore, Hartford may inspect the CS
       Computer Facility as well as the off-site storage facility upon demand. Any material changes to the Disaster Recover Plan, including but not limited to a change in the off-site storage center or in the backup procedures, will require the prior written consent of Hartford which consent will not be unreasonably withheld.

5.0    SOFTWARE DEVELOPMENT AGREEMENT

5.1 CS agrees to provide Development Services, at Hartford's cost as specified in Schedule O, developing for Hartford the following types of Custom Programming: (i) software to enhance or modify the MCM System which will be integrated with the MCM System ("Integrated Customizations"); and (ii) stand-alone software ("Stand-Alone Customizations"). Said Development Services shall include, but not be limited to, consulting in identifying Customizations to meet Hartford's needs, software development and implementation activities with respect to such identified Customizations, and software to meet Hartford reporting needs.

5.2 Hartford shall provide CS with Hartford's user requirement specifications for the Custom Programming which shall be included as part of Schedule B. CS shall analyze such Specifications and respond to Hartford with a written plan within a reasonable time period as mutually agreed to by CS and Hartford. If the complexity of the proposed Customization allows, the design specifications (the rough documentation from a technical perspective) will be delivered at the same time. Stages and tasks in the development and implementation of the specifications and associated costs, if any, with respect to each Customization, together with time frames in which such stages and tasks are to be completed will be established jointly by CS and Hartford and will be set forth from time to time in Supplements to Schedule B. The software Development Services to develop Customizations covered in each such Supplement shall be referred to as a Project. The Parties shall agree in advance of commencement of work on any one Project whether the Customizations shall be free of charge or subject to a charge and shall specify this information in the applicable Supplement to Schedule B for such Project. CS will routinely keep Hartford advised of the status of the Project while being programmed and will notify Hartford when the Customization is ready for testing. After the completion of all testing and correction the parties will agree on a time frame for installation of the Customization. CS will complete documentation of the Customization and deliver it to Hartford prior to such installation. CS agrees not to commence work on any Project until such time as Hartford has given prior written approval of both the time schedule as well as any associated costs as specified in Schedule O.


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5.3      In the event that Hartford requests changes or additions to earlier agreed-upon Specifications ("Additions"), CS shall analyze such requests and respond to Hartford, within a reasonable time period as mutually agreed to by CS and Hartford, with a written plan, including stages and tasks in the development and implementation of such requested Additions and the associated costs together with time frames in which such stages and tasks are to be completed. If Hartford and CS agree to such Additions and associated additional costs, if any, the Specifications for such Additions, including time frames, will become part of the Supplement to Schedule B for such Customizations.

5.4 CS shall develop the Custom Programming in accordance with Hartford's Source Code Development Guidelines specified in
         Schedule I, which is attached hereto and incorporated herein by reference.

5.5 CS shall design and develop all Customizations to conform to the Minimum MCM System Requirements specified in Schedule D unless waived by Hartford in a particular instance.

5.6 OWNERSHIP OF CUSTOMIZATIONS. Prior to CS starting work on any Customization, the Parties will discuss whether such requested Custom Programming shall constitute a Integrated Customization or a Stand-Alone Customization. If Hartford decides that a Customization shall be a Stand-Alone Customization, Hartford shall have all right, title and interest in such Customization. CS agrees not to provide any Stand-Alone Customizations to any other CS customers unless CS and Hartford have agreed otherwise in writing.

5.7 CS shall make such Integrated Customizations and Stand-Alone Customizations accessible to Hartford from the CS Computer Facility. In addition, CS shall deliver to Hartford as soon as available one (1) copy of the Source Code and all Documentation for all Stand-Alone Customizations which will run as a discrete module not a part of the MCM System. CS shall have no obligation to provide Hartford with the Source Code to any Hartford Specific Integrated Customization, except as provided in Section 14 below.

5.8 ACCEPTANCE TESTING. CS agrees that as part of the Development Services, CS shall thoroughly test each and every Customization to assure that such Customization: (i) performs in accordance with the Specifications and the standards in the Service Level Agreement set forth in Schedule J; (ii) does not adversely affect the capabilities of the current accepted Release of the MCM System; and (iii) as an individual program and together with the current accepted Release of the MCM System functions as a totality and operates with internal consistency. After CS has conducted such tests and corrected any Nonconformances, Hartford shall have the option to acceptance test all Customizations.

5.8.1 ACCEPTANCE TESTING OF STAND-ALONE CUSTOMIZATIONS. Upon Hartford's receipt of notice from CS that a StandAlone Customization is ready to be tested, Hartford shall have the option to test the Stand-Alone Customization together with CS at the CS Computer Facility, using all related Documentation, in accordance with the standards set forth in this Section 5.8.1. Within ten (10) days of Hartford's receipt of such notice from CS, the Parties shall perform the Acceptance Test on Authorized Hardware, using Hartford data and test cases to ensure that the Stand-Alone Customization is complete and that it performs in accordance with the Specifications and produces the expected results. If, at such test, Hartford discovers that the


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         Stand-Alone Customization does not perform in accordance with the
         Specifications, Hartford shall notify CS. Hartford will provide a written evaluation of the Stand-Alone Customization with the results of such Acceptance Test. The necessary changes to assure that the Stand-Alone Customization performs in accordance with the Specifications shall be prioritized by both Parties and shall be completed in accordance with a mutually agreed-upon time schedule which shall be set forth in the Supplement to Schedule B which covers the particular Project. After its receipt of the corrected Customization, together with all necessary Documentation, Hartford, in accordance with the time frames in Schedule B, shall re-conduct the Acceptance Test either at the CS Computer Facility or from any Hartford location to the CS Computer Facility via telecommunications, as the Parties shall mutually agree. Such Customization shall not be considered accepted by Hartford until signed off by Hartford which will occur: (i) if, in Hartford's sole written opinion, no changes are necessary, (ii) if the necessary changes, as determined by Hartford, are made between the time reported and the agreed upon sign-off time, or (iii) if the necessary changes, as determined by Hartford, are scheduled, with Hartford's prior approval, for a later time.

5.8.2 ACCEPTANCE TESTING OF INTEGRATED CUSTOMIZATIONS. Upon Hartford's receipt of notice from CS that an Integrated Customization is ready to be tested, Hartford shall have the option to test the Integrated Customization together with CS at the CS Computer Facility, in accordance with the Documentation within ten (10) days of receipt of notice from CS. The test of such Integrated Customization shall be in accordance with the standards set forth in Section 5.8.1 above and in this Section 5.8.2 to ensure that such Integrated Customization performs in accordance with the Specifications and meets the following Performance Criteria: (i) it does not adversely affect the capabilities of the current accepted Release of the MCM System; and (ii) that the Integrated Customization, as an individual program and together with the current accepted Release of the MCM System functions as a totality and performs in accordance with the Specifications in Schedule B and operates with internal consistency. If, at such test, Hartford discovers that the Integrated Customization does not perform in accordance with the Specifications and/or does not meet the Performance Criteria, Hartford shall notify CS. Hartford will provide a written evaluation of the Integrated Customization with the results of such Acceptance Test. The necessary changes to assure that the Release, which includes the Integrated Customization, performs in accordance with the Specifications and the Performance Criteria shall be prioritized by both Parties and shall be completed in accordance with a mutually agreed-upon time schedule set forth in the Supplement to Schedule B for such Project. After its receipt of the corrected Integrated Customization, and the current Release of the MCM System if appropriate, together with all necessary Documentation, Hartford, in accordance with the time frames in the Supplement to Schedule B for such Project, shall re-conduct the Acceptance Test either at the CS Computer Facility or from any Hartford location to the CS Computer Facility via telecommunications, as the Parties shall mutually agree. Such Integated Customization shall not be considered accepted by Hartford until signed off by Hartford which will occur: (i) if, in Hartford's sole written opinion, no changes are necessary, (ii) if the necessary changes, as determined by Hartford, are made between the time reported and the agreed upon sign-off time, or (iii) if the necessary changes, as determined by Hartford, are scheduled, with Hartford's prior approval, for a later time.

5.8.3 ON-GOING ACCEPTANCE TESTING OF EACH RELEASE. With respect to each and every new Release which Hartford exercises its option to acceptance test, Hartford shall have thirty (30) days (unless a longer time period has been mutually agreed to by the Parties) to test such Release, either at the CS Computer Facility or from a Hartford location to the CS Computer Facility via telecommunications, in accordance with the standards for the Acceptance Tests set forth in Section 5.8.1 and 5.8.2 and the following Performance Criteria: (i) All capabilities are carried forward from the prior accepted Release; (ii) there are no regressions from such prior accepted Release and (iii) that the Release, as a totality and with components, performs in accordance with the Specifications in Schedule B and operates with internal consistency. If, during this period, Hartford discovers that such new Release does not meet said Performance Criteria, Hartford shall notify CS. Hartford will provide a written evaluation of such Release to CS with the results of such Acceptance Test. The necessary changes to assure that this Release meets said Acceptance Test standards and said Performance Criteria shall be prioritized by both Parties and shall be completed within fifteen (15) days (unless a longer time period has been mutually agreed upon by both Parties). After receipt of the corrected Release and all related Documentation, Hartford shall have ten (10) days (unless a longer time period has been mutually agreed upon by both Parties) to conduct the Acceptance Test. Any such Release shall not be considered accepted by Hartford until signed off by Hartford which will occur: (i) if, in Hartford's sole written opinion, no changes are necessary, (ii) if the necessary changes, as determined by Hartford, made between the time reported and the agreed upon sign off time, or (iii) if the necessary changes, as determined by Hartford, which must be compatible with prior Releases, are scheduled, with Hartford's prior approval, for the next Release or a specified future date.


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5.8.3.1  REINSTALLATION OF PRIOR RELEASE. CS agrees that if, at any time after the installation of a new Release, Hartford and CS reasonably determine that a Release does not perform in accordance with the Performance Criteria and Specifications or with the Service Level Agreement to the extent that the previous Release did, CS will either restore such performance in the new Release or will restore and reinstall the immediately prior Release at the CS Computer Facility and keep it installed until such time as the new Release performs in accordance with the Specifications and the Performance Criteria and the Service Level Agreement

5.8.4 CS warrants that any change it makes in any Integrated Customization or Release of the MCM System shall not negatively impact the functionality available in an earlier Release. CS agrees that in order to prevent such negative impact, CS will always as a routine procedure, after making a change in the MCM System, do regression testing of the prior Release of the MCM System. Each new Release will be integrated with and will include the entire MCM System.

5.8.5    In addition to meeting all Acceptance Test standards set forth in
         Section 5.8 above, the MCM System and all Integrated
         Customizations shall meet the standards set forth in the Service Level Agreement, attached hereto as Schedule J and incorporated herein by reference.

5.8.6 CS shall bear all direct and indirect costs associated with correcting Nonconformance, including but not limited to the cost of reinstallation of a prior release, as specified in this Section 5.8, in the MCM System and all Customizations thereto.

5.9 SYSTEM CHANGES. CS will establish a formal systems release process for communicating status on any systems changes ("Systems Changes") that could create any vulnerability in Hartford's use of the MCM System. Systems Changes include but are not limited to general MCM Enhancements, Integrated Customizations, Stand-Alone Customizations and Third Party

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         Software as well as any changes to the Operating System. CS will advise Hartford when any requested Customization is delivered to the programmers.

5.9.1 CS will routinely advise Hartford on the status of general MCM Enhancements, [as well as any changes to the Operating System,] which are being programmed and will give Hartford a timeline on all major developments and Enhancements being planned. CS will notify Hartford weekly of all Enhancements which are currently being tested. Depending on the complexity of the project and particularly the impact on end-users of the MCM System, CS will deliver to Hartford documentation for all Enhancements from one
         (1) to thirty (30) days prior to installation of the Enhancements. The parties will agree on a time frame for such installation.

5.9.2 If any Release will contain new or substantially revised input screens or other details which reasonably can be expected to require Hartford's employees to need additional instruction or training, CS will not place such Release in production at the CS Computer Facility until after it has delivered Documentation of the Release to Hartford, and Hartford shall have had a reasonable time to conduct the necessary instruction and training of its employees.

5.10     TIME SCHEDULE

5.10.1 TIME IS OF THE ESSENCE. CS shall use its best efforts to perform its obligations hereunder in accordance with the Time Schedule set forth in Schedules B. Notwithstanding the foregoing sentence, CS shall not be deemed to have breached the provisions of this
         Section 5.10.1 for reasonable delays contemplated by the provisions of this Agreement.

5.11 The Development Services will be rendered at the locations agreed upon by CS and Hartford. The primary location will be the CS Computer Facility in Amarillo, Texas.

6.0      REPORT SERVICES

6.1 CS agrees to develop report capabilities requested by Hartford in accordance with the provisions in Section 5 above.

6.2 CS agrees to maintain and produce on a timely basis, in accordance with the report time schedule in Schedule K, all the reports available based on the computer software capability developed by CS pursuant to Section 5 above to generate such reports.

7.0      MAINTENANCE SERVICES

7.1 In accordance with the provisions of this Section 7, CS agrees to provide at no additional charge the following Maintenance Services ("Maintenance") to Hartford: (i) Problem Resolution as specified in Section 7.2 below, including but not limited to daily system checking, balancing, trouble shooting backup and database recovery in the case of system failure; and (ii) Enhancements and Releases as specified in Section 7.3 below.

7.1.1 In the event that there is a dispute between the Parties regarding Problem Resolution, the Parties agree to submit the dispute to Executive Review, pursuant to Section 20.4 below, no later than five (5) working days after the Parties have failed to agree on a resolution.

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7.2      PROBLEM RESOLUTION. The objective of the Problem Resolution is to ensure that recovery and resolution activity is initiated in a planned, organized and timely manner so as to minimize disruption of the production of Hartford business on the MCM System.

7.2.1 Upon Hartford's notification to CS of a problem encountered in the use by Hartford of the MCM System or any Customization, CS will investigate any such problem to determine the nature and origin of the problem, and, upon the completion of such investigation, outline to Hartford the procedures to be followed in reaching a resolution to such problem. CS may request additional information from Hartford, in the form of problem description of system test results, as may be reasonably necessary for CS to fully diagnose the reported problem. Hartford may also call CS for the purpose of clarification and discussion of a problem and/or to give advance information to CS prior to CS's receipt of the notice. CS warrants that it will begin Problem Resolution of any problem, as specified in Section 7.2.2, within a reasonable period of time (based on the significance on the problem) after notification thereof by Hartford.

7.2.2 RESOLUTION OF ALL NONCONFORMANCE IN THE MCM SYSTEM AND FAILURE OF THE MCM SYSTEM TO PERFORM IN ACCORDANCE WITH THE SPECIFICATIONS AND SERVICE LEVEL AGREEMENT

7.2.2.1 Resolution of all problems under this Section 7.2.2 to assure that the MCM System and/or Customizations conform to the Specifications in Schedule D and/or Schedule B shall be provided to Hartford by CS as follows:

         (i) For all problems that prohibit the entire MCM System or a Customization from operating - two (2) hours following receipt of notice from Hartford;

         (ii) for all problems which cause the hardware to hang or cause a complete function of the MCM System to fail or to cause an Application Failure - four (4) hours following notice thereof by Hartford to CS;

         (iii) for all problems which cause the MCM System or Customization to produce significant erroneous data - eight (8) hours following said notice; and

         (iv) for all problems (other than those which come under subsections (i), (ii) and (iii) of this Section 7.2.2.1) which cause a feature of a function to fail, which can be avoided by a procedural change, or which are cosmetic or otherwise trivial in nature - thirty (30) days following said notice.

         Resolution by CS of problems as stated in this Section 7.2.2.1 shall be carried out and completed during regular business hours as well as during non-business hours.

         In the event CS fails to resolve a problem in accordance with the provisions of Section 7.2.2.1 (i), (ii) or (iii) (or with respect to a problem which cannot be resolved within thirty (30) days, to have begun all necessary efforts to resolve such problem as diligently as practicable), then CS agrees to diligently pursue Problem Resolution by dedicating at least one (1) of its employees who has knowledge and experience with the MCM System and the Customizations on a full-time extraordinary basis, free of charge to Hartford until such problem has been resolved.

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7.2.2.2  CS agrees that a CS operations representative will be available to
         Hartford via phone from 7 a.m. until 11 p.m. Monday through Friday EST, 8 a.m. through 5 p.m. Saturdays and during other hours of on-line system. At all other times, a CS representative will be made available, on an exception basis, at Hartford's cost, providing Hartford has given two (2) day's advance notification, except that CS shall provide emergency service on a twenty-four
         (24) basis by the CS computer operations representative.

7.2.2.3  (THIS SECTION INTENTIONALLY OMITTED).

7.3      Right to Enhancements and Releases

7.3.1 As part of the Maintenance Services, CS shall provide to Hartford all Enhancements and Releases as they become generally available for delivery to other CS customers, and CS warrants that such Enhancements and Releases shall work with MCM System. These Enhancements and Releases shall be made available to Hartford together with all related Documentation. Hartford shall have the right to conduct an Acceptance Test pursuant to Section 5.8.3 for each Release. Enhancements and Releases shall be deemed to be part of the MCM System.

7.3.1.1 Enhancements shall be provided to Hartford no less frequently than quarterly. A maintenance schedule for CS installation of the new Enhancements and Releases within thirty (30) days of the issuance of the Enhancement or Release will be adhered to. Furthermore, CS will provide Hartford with further specifics in the maintenance schedule and will advise in detail of the impact of each Enhancement on the MCM System.

8.0      TRAINING AND CONSULTATION SERVICES

8.1 CS agrees to provide such training as is requested by Hartford at any Hartford site specified by Hartford for Hartford employees regarding the use of the MCM System. Such training shall occur at a time mutually agreed upon by the Parties. Hartford shall pay CS for such training at CS's then current charges for training, and Hartford shall reimburse CS for reasonable expenses for travel and hotel provided such expenses have been approved in advance by Hartford.

9.0      OTHER SERVICES

9.1      GOVERNMENT COMPLIANCE

9.1.1 CS agrees that at least one (1) qualified CS employee will be dedicated to continuous review of state requirements in order to maintain the highest level of government compliance.

9.2      INCLUSION OF PPOs/HMOs


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9.2.1     CS agrees to include all PPOs and HMOs specified in Schedule L, attached hereto and incorporated herein by reference and as it may be changed from time to time. CS will load each PPO and HMO file and will integrate each such PPO and HMO processing into the adjudication process in accordance with the contractual arrangements between Hartford and each such PPO and HMO. CS will verify that the PPO and HMO discounts and fee arrangements are being processed in accordance with each such Hartford-PPO/HMO agreement. In order to fulfill this requirement, CS will establish the appropriate interface software to receive the PPO/HMO file data, maintenance updates and PPO/HMO adjudicated data, if appropriate, from each PPO/HMO and will return the appropriate information to each PPO/HMO.

9.2.2     [                        ]


9.3       MCM SYSTEM DEVELOPMENT PLAN

9.3.1     CS will establish a formal MCM System Development Plan.

9.3.2 CS will establish an MCM System users' group and will conduct priority planning sessions with such users' group at least two times each year.

9.3.3 Hartford shall participate in the establishment of the MCM System priorities and in the continued design evolution of the MCM System process. CS agrees to provide Hartford with an updated MCM System project/priorities list on a monthly basis. The basis of Hartford's participation in the process will be proportionate to the use of the MCM System by Hartford in relation to the use of the MCM
          System by other users, measured by the number of invoices processed by each user on the MCM System.

          CS at its sole discretion may dedicate additional resources to take care of items it deems appropriate regardless of the priority determined by the users group.

9.3.4 CS will provide Hartford's senior management at Hartford's site in Hartford, Connecticut with a project review on an annual basis, including an overview of development schedules and strategic MCM System initiatives.

9.4       HARTFORD MARKETING

9.4.1 Upon Hartford's request, CS shall provide information and guidance concerning CS's products and product capabilities to be used by Hartford in developing Hartford marketing materials.

9.5 There shall be no charge for any of the Other Services specified in this Section 9, with the exception of charges indicated in
          Section 9.2.2.

10.0      PERSONNEL

10.1      CS PERSONNEL


[     ]   Material redacted for confidentiality


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10.1.1    CS shall assign one individual as the CS Director who shall manage other CS personnel ("Personnel") throughout the term of this Agreement as is necessary to complete all Services and obligations hereunder.

10.1.2 The CS Director shall prepare written progress report on a periodic basis as agreed to by both Parties. Hartford and CS will jointly review each progress report promptly to ensure mutual understanding of progress achieved and problems encountered and to determine the action necessary to accomplish the set goals.

10.1.3 Because the progress of projects specified in this Agreement may be dependent on the continuity of individual employees assigned by CS to such project, CS agrees that it shall not reassign or substitute for any employee without prior discussion with Hartford.

10.1.4 In the event of prolonged illness of a CS employee, or other causes beyond CS's control, such CS employee may be replaced from time to time with other CS Personnel of equal or superior experience, competence and professional level.

10.1.5 It is the express intention of the Parties that CS is an independent contractor and not an employee, agent, joint venturer or partner of Hartford. CS warrants and represents that it has complied, is in compliance with, and covenants that during the term of this Agreement, CS will comply with all laws, rules and regulations required by appropriate government authorities of independent contractors.


10.1.6 CS represents and warrants that each and every employee assigned by it to perform services under this Agreement shall be an employee of CS and not of Hartford.

10.1.7 CS represents, warrants and covenants that during the course of this Agreement it will be solely responsible for the withholding and payment of all employment-related taxes, including, but not limited to, Workers' Compensation, disability and unemployment insurance.
          CS represents, warrants, and covenants that with respect to all CS employees assigned to perform services under this Agreement, it will comply with all state, local and federal laws, statutes and regulations relating to employment. CS agrees to defend, indemnify and hold harmless Hartford and its employees from any and all loss, costs, damages, expenses or liabilities (including attorney's fees), arising out of the breach of the provisions of this Section 10 and all subsections thereto by CS.

10.1.8 Upon Hartford's request, CS shall provide Hartford, within thirty (30) days of said request, proof in a form reasonably requested by Hartford that as an employer of such employees as are assigned to provide Services pursuant to this Agreement, CS has complied with all laws, rules, and regulations applicable to an employer, including appropriate tax withholding and filings and payments for all insurance, including but not limited to, employment related taxes, workers' compensation, disability and unemployment insurance for CS and CS's employees.


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10.1.9    CS agrees that it and its employees will at all times comply with all reasonable regulations regarding security, assigned parking, usage of Hartford equipment, facilities and personnel and safety generally applicable to Hartford's employees and invitees, in effect from time to time at Hartford's premises and externally for materials belonging to Hartford. Further, CS agrees that it and its employees will be subject to reasonable restrictions imposed by Hartford in connection with areas of their premises at which CS employees may be present during the course of the performance of this Agreement.

10.1.10 CS will indemnify and hold harmless Hartford and its employees, from any and all loss, costs, damages, expenses and liabilities (including attorney's fees) with respect to: (a) any injury to, or death of any employee of CS while such person is present on the premises of Hartford; and (b) any damage to CS property or that of any of its employees which may occur while at the premises of Hartford, unless and except to the extent that such injury, death, loss or damage is caused by the negligence or willful misconduct of Hartford, its employees or agents.

10.1.11 CS will indemnify and hold harmless Hartford and its employees from any and all loss, costs, damages, expenses and liabilities (including attorney's fees) by reason of personal injury or property damage of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with the acts or omissions of CS or CS Personnel. Furthermore, CS agrees to maintain comprehensive general liability insurance and any other appropriate insurance covering CS's obligations contained herein.

10.1.12 CS agrees that all CS employees, consultants and agents working on the Project shall sign CS's standard Nondisclosure Agreement, substantially in the form of Schedule M, which is attached hereto and is incorporated herein by reference. CS agrees that Hartford shall be an intended third party beneficiary of each such Agreement.

10.2      HARTFORD PERSONNEL

10.2.1 Hartford will provide one (1) Hartford employee as the Hartford Director. Such Hartford Director shall be the contact person for CS. The Hartford Director shall be familiar with Hartford's installed insurance and claims procedures and the user requirements for the Customizations.

10.2.2 Hartford agrees that all Hartford employees and consultants working on a Project shall sign Hartford's standard Nondisclosure Agreement, substantially in the form of Schedule N, which is attached hereto and incorporated herein by reference. Hartford agrees that CS shall be an intended third party beneficiary of each such Agreement.

10.2.3 Hartford represents and warrants that each and every employee assigned by it to perform services under this Agreement shall be an employee of Hartford and not of CS.



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11.0      DOCUMENTATION


11.1 CS agrees that it will provide Hartford with all Documentation for the MCM System (including all Releases thereof) and Customizations before or at the same time as the MCM System and any Customizations have been installed and placed in production at the CS Computer Facility. Documentation for Enhancements will be provided at least quarterly.


11.1.1 Such Documentation will specify in detail the functionality and use of each Enhancement Release and Customization and the interrelationship of each Enhancement, Release and Customization to the rest of the MCM System.

11.1.2 Hartford shall have the right to reproduce all Documentation supplied hereunder for Hartford's business use, subject to the terms and conditions of this Agreement.

11.2 CS agrees to maintain full Documentation for the MCM System and all Customizations, updated quarterly, on system replication requirements (including but not limited to a listing of vendors, products, and releases) in accordance with Section II of Schedule B, Schedule D, Schedule E and Schedule I. The Documentation is to be included with the quarterly updates to the software held in escrow.

12.0      WARRANTIES

12.1 CS warrants that the MCM System is designed to and will perform in accordance with the Specifications set forth in Schedule D and that such Specifications are a complete and accurate description of the functional capabilities of the MCM System.

12.2 CS represents that it is a software development company with the necessary expertise, capability, experience, tools and personnel to provide the Development Services entailed by the scope of this Agreement. CS warrants that each and every Integrated Customizations and Stand-Alone Customization is designed to and will perform in accordance with the Specifications set forth in Schedule B and that such Specifications are a complete and accurate description of the functional capabilities of the Integrated and Stand-Alone Customizations.

12.3 CS agrees that it will provide a continuously stable processing environment for Hartford's business, in both on-line and batch mode, with the MCM System and the Customizations and that the MCM System and the Customizations will perform in every respect in accordance with the terms of the Service Level Agreement as specified in Schedule J, which is attached hereto and is incorporated herein by reference.

12.4 CS will on a continuous basis while this Agreement is in effect provide Maintenance Services with respect to the MCM System and Customizations pursuant to Section 7 above so that the MCM System and the Customizations will perform as documented in the Specifications.



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12.5      CS warrants that the appropriate Release of the MCM System (and all
          Third Party Software) and any Customization will, at all times, be fully compatible with and run on the Authorized Hardware, the interface software and the appropriate version of the operating system. CS further warrants that the capacity of the Hardware, the interface software and operating software will be sufficient to maintain the level of response that is specified in the Specifications in Schedules B and D and in the Service Level Agreement in Schedule J.

12.6 CS represents and warrants that it has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations pursuant to this Agreement to give Hartford access to and full use of the MCM System and Customizations and to maintain and adequately safeguard all information and data stored at the CS Computer Facility and at an approved backup site in accordance with Section 4 above.

12.7      [THIS SECTION OMITTED INTENTIONALLY]


12.8      VIRUS REPRESENTATION AND WARRANTY

12.8.1 CS covenants, warrants and represents that it has taken reasonable steps to test the MCM System and all Customizations for "Disabling Code" and that the MCM System and Customizations are free of Disabling Code as of the date of delivery by CS, and that CS will continue to take such steps with respect to future Enhancements or modifications to the MCM System and Customizations. Disabling Code is defined as computer instructions that alter, destroy or inhibit the MCM System, the Customizations and/or Hartford's processing environment, including, but not limited to, other programs' data storage and computer libraries. Disabling Code includes, but is not limited to, programs that self-replicate without manual intervention, instructions programmed to activate at a pre-determined time or upon a specified event, and/or programs purporting to do a meaningful function but designed for a different function. CS further warrants that it will maintain a master copy of each Enhancement of the MCM System and each Customization free and clear of any Disabling Code.

12.9 THIRD PARTY SOFTWARE INTEGRATION. CS warrants that the MCM System is applying the agreed upon Third Party Software analytical tools in a manner that is appropriate for each tool and which allows for efficient and effective interrelationship of the tools.

12.10 The warranties provided pursuant to this Section 12 shall apply to the MCM System (including all Third Party Software) and all Enhancements thereto and all subsequent Releases thereof and to each and every Customization.

12.11 CS warrants and represents, that except for the Third Party Software, it is the owner of the MCM System and that the MCM System is the sole and exclusive property of CS, and that CS has full power and authority to grant the rights herein granted, including but not limited to the right to sublicense all Third Party Software for use in the MCM System at the CS Computer Facility, without the consent of any other person and will indemnify and hold Hartford harmless from and against any loss, cost, liability and expense arising out of any breach of this warranty.




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12.12     GOVERNMENT REQUIREMENTS


12.12.1 CS warrants that it will comply with all applicable federal, state and local laws and statutes, as well as the rules and regulations of all relevant regulatory boards, agencies and commissions relating to the rendering of services under this Agreement.

12.12.2 CS warrants that it will accumulate all data necessary for regulatory agency reporting, and comply, on behalf of Hartford, with all state requirements for reporting medical payments. Said reports are to be filed electronically where feasible and manually where not, in formats approved by the regulatory agencies.

12.12.3 CS warrants that new requirements/form types will be incorporated into the MCM System and Customizations, as appropriate, by the effective date of requirement or at least no later than 30 (thirty) days whenever reasonably possible from notification in the event that the notification period does not allow for implementation on the effective date.

12.12.4 CS warrants that the MCM System can fulfill the regulatory reporting requirements of Florida, Texas, and Oregon. CS will review and evaluate each additional state as requirements become available and will exert reasonable efforts to cause the MCM
          System to support automated compliance with such additional state's repricing and reporting requirements.

13.0      LIABILITY AND INDEMNITIES

13.1 CS warrants any processing or storage services, including the repricing services furnished under this Agreement against malfunctions, errors, or loss of data which are due to errors on the part of CS, its equipment, or its employees. If Hartford notifies CS in writing and furnishes adequate documentation of any malfunction, error, or loss of data covered by this warranty within twenty (20) days after it occurrence or if CS discovers any malfunction, error, or loss of such data, then;

          (i) With respect to such malfunction or error, CS shall without charge reprocess reports designated by Hartford which fall within reasonable check point intervals; and

          (ii) With respect to lost data, CS shall either (a) regenerate without charge any lost data if Hartford provides adequate backup materials in machine readable form, or (b) if Hartford does not provide such backup materials, grant Hartford a credit in an amount equal to the CS estimated cost of regeneration, such estimate to be made as if such backup materials were available.

13.1.1 If errors not attributable to Hartford, shall result in the imposition of State penalties against Hartford, CS shall reimburse Hartford for the total amount of such penalties.

13.2 CS warrants that the repricing is correct and is in accordance with the applicable rules and regulation of the States, and CS will pay any penalties that may occur if the repricing is found to be incorrect and such error is not attributable to Hartford. This warranty covers only those fee schedules and repricing rules of the States which CS maintains in its MCM System.


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13.3     CS agrees to employ due care and attention in processing medical claims according to the terms of this Agreement. CS shall be liable for all losses due to its errors, omissions, or delays, caused by its negligence or willful misconduct, including but not limited to administrative fines and penalties imposed on Hartford due directly to actions or information supplied by CS to Hartford. CS shall indemnify, defend with counsel of Hartford's choice, and hold harmless Hartford from and against all claims, losses, costs, expenses or other liabilities, including reasonable attorney's fees, that Hartford shall incur or suffer arising out of or resulting from such negligence or willful misconduct by CS. The extent of CS's liability to Hartford for the purposes of this Seciton 13 shall be no more than the policy limits of all applicable CS insurance policies, if such liability is covered by insurance, and, if not, no more than $1,000,000 during any consecutive twelve-month period.

13.4 Hartford may adopt such measures as it deems appropriate to limit its exposure with respect to potential losses and damages caused by CS, as described above. CS shall comply with all reasonable measures adopted by Hartford.

13.5 CS shall secure and maintain, at all times during the course of this agreement, comprehensive general liability insurance and professional liability and/or malpractice or errors and omissions insurance in the amount of at least $1,000,000 per occurrence, $5,000,000 aggregate, to cover all responsibilities and obligations of indemnity of CS under this Agreement. CS will designate Hartford as an additional insured. CS will notify Hartford at least thirty (30) days in advance before amending, modifying, replacing, terminating or permitting to lapse without renewal any such insurance in order to maintain the terms of this Agreement.

13.5.1 CS will also add Hartford as a loss payee on its property insurance coverage so that CS's property insurer shall indemnify Hartford for the costs of restoring any of Hartford's data and records which are maintained on CS's premises.

13.5.2 Prior to execution of this Agreement by the Parties, CS will provide Hartford with copies of all policies or endorsements evidencing compliance with this section.

13.6 Hartford shall be liable for all losses due to its errors, omissions, or delays, caused by its negligence or willful misconduct, including but not limited to administrative fines and penalties imposed on CS due directly to actions or information supplied by Hartford to CS. Hartford shall indemnify, defend and hold harmless
         CS from and against all claims, losses, costs, expenses or other liabilities, including reasonable attorney's fees, that CS shall incur or suffer arising out of or resulting from such negligence or willful misconduct by Hartford, or resulting from action taken or permitted by CS in good faith with due care and without negligence in reliance upon written instructions received from Hartford.

13.7 Hartford shall bear sole responsibility for any administrative fines, penalties or civil/criminal actions resulting from any direct actions on the part of Hartford that delays the timely processing of medical bills by CS according to the requirements of any appropriate regulatory agencies.

13.8 The terms of Section 13 shall survive the termination of this Agreement.


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14.0     SOURCE CODE ESCROW

14.1 CS will place and maintain a copy of the Source Code and Documentation for the MCM System, excluding source code for third party systems, and the Hartford data files, including but not limited to all Integrated Customizations in escrow for Hartford with Data Security International ("DSI"). Hartford agrees to pay DSI all fees for said escrow.

14.2     CS shall update the Source Code and Documentation at least every
         (4) four months and provide DSI with the updated Source Code and Documentation.

14.3 In the event of the occurrence of any of the events specified below in this Section 14.3 and subject to Section 14.3.1, Hartford shall have the right to demand that DSI provide Hartford with all of the MCM System and Software Source Code and Documentation, (together with a copy of the most recent MCM System Object Code) and any and all Hartford data resident on the MCM System that in Hartford's opinion is required or helpful to sustain operation of the MCM System and continue to conduct its business:

         (i) the failure of CS to provide the Services described in Sections 4 and 12.12 above over a period of three (3) months which were not remedied by CS within such period of time;

         (ii) the failure of CS to provide the Services described in Sections 5, 6, and 7 above over a period of six (6) months which were not remedied by CS within such period of time;

         (iii) the filing of Chapter 7 with respect to CS, and/or;

         (iv) the acquisition by a third party that is a competitor of Hartford in insurance and/or insurance services, in Hartford's reasonable opinion, (through purchase, merger or otherwise) of more than fifty (50%) control of CS).

14.3.1 If Hartford's right to acquire the MCM System and Software Source Code arises under Section 14.3 (i) or (ii), but not under (iii) or (iv), the exercise of such right is subject to Hartford's payment to CS of the purchase price options set forth in Section 2.2.1, reduced by twenty-five percent.

14.4 When Hartford shall come into possession of the Source Code for MCM System as described in Section 14.3 above, Hartford shall thereafter have the right to modify such Source Code to perform any functions which Hartford deems desirable, including but not limited to making modifications, Enhancements and Customizations to the MCM System and Report capabilities thereto, and to merging it or any part thereof into other computer software, limited, however, to use in Hartford's insurance, claims, insurance administration, including but not limited to third party administration, or insurance service businesses only, and the Source Code as so modified shall, nonetheless, remain subject to the same restrictions on use, reproduction and disclosure as are contained in this Agreement.


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14.4.1   Hartford may not use the MCM System Source Code or any modifications thereof to compete with CS. Hartford may not sell or license the use of the MCM System to any other party. Hartford may utilize the MCM System and the source code for such System, however acquired, solely to process claims and data in the ordinary course of its insurance, claims, insurance administration, including but not limited to third party administration and insurance service businesses.

15.0     INTELLECTUAL PROPERTY INDEMNITY


15.1 CS warrants that the MCM System and the Customizations hereby furnished do not infringe upon or violate any patent, copyright, trade mark, trade secret or any other proprietary right of any third party. CS represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, which would in any way interfere or be inconsistent with the MCM
         System and/or Customizations and Services to be furnished by it under this Agreement.

15.2 Hartford shall notify CS of any claim, action or suit against Hartford arising with respect to the MCM System and/or the Customizations and alleging infringement of any patent, trademark, copyright, trade secret or other proprietary right of any third party. CS agrees to indemnify Hartford against and hold Hartford harmless from any and all loss, damage or liability assessed against Hartford or incurred by Hartford arising out of or in connection with any such claim, action or suit provided: (i) CS has been notified promptly and in writing that any such claim, action, or suit is threatened or has been brought; (ii) CS has the right to assume the defense of such claim, action or suit with counsel selected by CS and to compromise or settle such action, suit or claim; and (iii) CS receives
         Hartford's cooperation, at CS's sole cost, in the defense of such claim, action, or suit After notice from CS to Hartford that CS has assumed such defense, CS will not be liable to Hartford for any legal or other expenses subsequently incurred by Hartford in connection with such defense, other than (a) reasonable costs of investigation, (b) in the event that CS does not diligently defend such action, in which case Hartford shall have the right to assume sole control of the defense and CS agrees to pay all legal expenses associated with such defense and the full amount of any judgment or settlement, or (c) unless incurred at the written request of CS, in which event such legal or other expenses shall be borne by CS.

15.3 In the event any such claim, action or suit the MCM System and/or Customizations ("Infringing Product") is held to constitute an infringement and its use is enjoined, CS shall have the right to either (i) procure for Hartford the right to continue using the Infringing Product (ii) with the prior written consent of Hartford, modify the Infringing Product so that it is non-infringing, or (iii) with the prior written consent of Hartford, substitute for the Infringing Product with a non-infringing and functionally equivalent replacement

15.4 The provisions of this Section 15 shall survive any termination of this Agreement.


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16.0     CONFIDENTIALITY

16.1 The Parties acknowledge that during the course of this Agreement one Party ("Confidant") may acquire the proprietary or confidential information, so designated in writing, or which, from the circumstances, in good faith and good conscience ought to be treated as confidential, of the other ("Discloser"). All such information (regardless of its embodiment and/or of the media upon which any of it may now or hereafter reside) is and shall remain exclusively the property and (possibly) the valuable trade secret of the Discloser who shall retain all title, right and interest therein except as specified herein. For the purposes of this Agreement, proprietary and confidential information includes but is not limited to business plans, customer or client list, medical and claims history of Hartford's insureds, and any programs, descriptions, forms, instructions or related information relating thereto, regardless of the "designation in writing" requirement, above.

16.2 Confidant shall hold all such information in confidence and shall safeguard it all, as though the same were its own valuable trade secret, and Confidant shall make use of any such information solely for the purposes permitted by this Agreement or as otherwise agreed between the Parties in writing. Confidant shall use its best efforts not to disclose any such information to any person except such of its employees who need said information to accomplish purposes permitted by this Agreement and who have been properly advised of the obligations of the Confidant hereunder.

16.2.1 CS specifically agrees to maintain in strict confidence, and not to disclose to any party, except as authorized in writing by Hartford:

         (i) data and materials furnished by Hartford for processing medical claims under this Agreement, or

         (ii) confidential or privileged patient medical information obtained in the course of processing medical claims under this Agreement, or

16.2.2 CS agrees that it will not use data, materials, or information for any purposes other than for the processing of medical claims pursuant to this Agreement, except that (i) CS may provide blind medical bill data to third party technology vendors and (ii) CS may use the data on a blind or anonymous basis, aggregated with all of CS's other data, for CS product development studies and marketing. CS agrees that if CS uses any of this data for marketing purposes, CS will provide Hartford with related marketing materials.

16.3 Confidant shall maintain conspicuously on all such information such copyright, proprietary notices and/or legends as shall be included by the Discloser, or otherwise permitted by this Agreement.

16.4 Confidant shall not reproduce, copy or appropriate any such information in whole or in part without the express permission of Discloser, except as provided in this Agreement.

16.5 If Confidant breaches any provision of this Section 16, Discloser shall be entitled to seek all remedies and relief available at law or equity from its appropriation of proprietary information, including reasonable attorney's fees.


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16.6     Information received from Discloser shall not be deemed to be proprietary information and/or confidential information, and the Confidant shall have no obligations with respect to such information which is: (i) Already known to the Confidant; or (ii) becomes publicly known through no wrongful act of The Confidant; or (iii) received by The Confidant from a Third party without similar restriction and without breach of This Agreement; or (iv) independently developed by the Confidant; or (v) approved for release by written authorization of Discloser; or (vi) disclosed pursuant to the lawful requirement or a request of a court of competent jurisdiction or government agency.

16.7 In the event any confidential or proprietary information is lost or comes into the hands of an unauthorized person, whether due to negligence or intentional acts or omissions on Confidant's behalf, Confidant will indemnify Discloser for all losses and expenses incurred. Further Confidant agrees, at its expense, to use its best efforts in attempting to promptly retrieve and deliver to Discloser all such material coming into the hands of such unauthorized person, agency, firm or corporation.

16.8 The provisions of this Section 16 shall survive termination of this Agreement.

17.0     FEES, PAYMENT, CHARGES AND TAXES

17.1 All fees and charges hereunder shall be paid in accordance with the Payment Schedule in Schedule O.

17.1.1   [                       ]

17.1.2 CS and Hartford will conduct an intensive investigation of software costs to ascertian a realistic cost structure for the MCM System. This investigation will include a base-line assessment of non-computer costs in the CS Service Centers. Similarly, Hartford's Information Management organization will work with CS to determine the cost of executing OS software in Hartford's data center, including but not limited to: (i) an assessment of software leasing costs of non-CS software, such as database software; (ii) special adaptations to Hartford's operating environment, if needed; and (iii) such other costs as are indentified by Hartford. In order to conduct this assessment, Hartford will be provided with access to CS's Resource Management Facility ("RMF") and System Management Facility ("SMF") data sets and with data regarding CS's on-line and batch transaction volumes and response time. This continuing assessment will be done no more frequently than once each calendar year.

17.2 With respect to Development Services for Customizations, the Parties may agree to time and materials charges instead of a fiat fee on a Project basis. Changes to time and material charges shall be effective with regard to Hartford ninety (90) days after Hartford receives notice of any such changes. Before CS commences any work on any Customizations, whether priced on a Project basis or on a time and materials basis, Hartford must have given prior written approval to proceed with such Customizations in accordance with a formal plan, including the fee schedule and time frames.

[ ] Material Redacted for Condidentiality


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17.3     Hartford agrees to reimburse CS for any reasonable travel and accommodation expense incurred by CS directly related to training and consulting services hereunder, but only if such expenses have been approved in writing in advance by Hartford. CS agrees to send to Hartford a detailed monthly report stating the expenses incurred to date, who performed the work, the date the work was performed and the type of work performed, accompanied by actual receipts. Hartford agrees to reimburse CS for such expenses within thirty
         (30) days of its receipt of such report.

17.4 The prices set forth in the attached Schedule O do not include sales taxes. Hartford agrees to pay CS in a timely manner the amount of any such taxes which CS is required to collect, unless Hartford provides CS with an exemption certificate or other form of documentation as may be required by state law which would have the effect of alleviating CS's duty to collect some part or all of such tax, or provides CS with appropriate rights to indemnification to have CS not collect some part or all of such tax. Hartford shall have no obligations to CS for any other taxes, including franchise, income or occupational taxes, which are not specifically levied on the individual transactions herein contemplated, nor for any interest or penalties resulting from anything but the gross negligence or willful misconduct of Hartford.

17.5 CS represents and warrants that the amounts of any charges for the MCM System and/or the Services provided by CS to Hartford hereunder shall be no greater than the lowest comparable price, and that the terms and conditions hereof are no less favorable to Hartford than those at which CS from time to time offers to provide or provides to other customers for the MCM System and/or any such related services which are reasonably comparable in volume and scope. In the event that during the term of this Agreement, CS provides to another party the MCM System and/or any such related services which are reasonably comparable in scope or lower in volume than those included herein, at a price less than that charged to Hartford hereunder or on terms or conditions more favorable to another party than hereunder provided, then CS shall immediately inform Hartford in writing and this Agreement shall automatically be amended to provide such prices and terms and conditions to Hartford beginning with the next billing month.

17.5.1 The Parties agree that Section 17.5 shall only apply with respect agreements with CS's other customers which are dated on or after May 1, 1993. Section 17.5 shall not apply to agreements between CS and other CS customers entered into before May 1, 1993, including renewals on the same terms after May 1, 1993. However, if a CS customer that entered into an agreement with CS prior to May 1, 1993, either renews such a agreement on different terms after May 1, 1993 or enters into a new agreement with CS after May 1, 1993, then
         Section 17.5 shall apply.

18.0     AUDITING


18.1 CS shall maintain complete and accurate books of account with respect to all the fees charged and shall provide such detailed accounts to Hartford at Hartford's request. Hartford, at its request shall, at no cost to CS, have the right to audit those portions of CS' financial records directly related to the fees charged.


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18.2     CS will provide Hartford and/or auditors, retained by Hartford at
         Hartford's cost, access to assessment information regarding the operating performance of the MCM System as it relates to Hartford.

18.3 The Parties also acknowledge that certain federal and state agencies may require access to facilities of CS to audit the performance of the Services provided by CS to Hartford under this Agreement, and CS agrees to cooperate with respect to all such governmental audits.

19.0     TERM AND TERMINATION AND LIQUIDATED DAMAGES

19.1 The initial term of this Agreement shall be for two (2) years from the Effective Date, except as provided in Sections 19.1.1 and 19.1.2 below. Thereafter the Agreement shall be renewed for consecutive one
         (1) year terms provided that both Parties agree to such renewal within thirty (30) days of the end of the prior term.

19.1.1 Hartford shall have the right to terminate the Agreement at any time, without cause and for any reason, upon a one (1) year written notice of its intent to terminate measured from the date of receipt of such termination notice by CS.

19.1.2 CS shall have the right to terminate the Agreement at any time, without cause and for any reason, upon two (2) years written notice of its intent to terminate measured from the date of receipt of such termination notice by Hartford.

19.2 Hartford may terminate this Agreement, in whole or in part, due to any state or federal regulatory change which has the effect of eliminating the need for repricing and analysis services for Workers' Compensation and any other lines of coverage that are involved.

19.3 Either Party may terminate this Agreement upon the occurrence of any event of breach or default provided that the Party not in default shall give the Party deemed to be in default written notice of such default and such Party in default shall have sixty (60) days from receipt of such notice to correct the alleged default, or a longer period of time if the party not in default agrees in its sole discretion in writing to extend the cure period for such breach. In the event that the default is not cured within such sixty (60) day period, or if an Extension has been granted, within the time period for such an Extension specified by the party not in breach, this Agreement shall, at the option of the Party not in default, be immediately terminated and such Party shall be entitled to seek any remedies provided herein and under applicable law.

19.3.1 With respect to Hartford the only material breaches of this Agreement which would entitle CS to terminate this Agreement pursuant to this
         Section 19.3 shall be the following: (i) The failure of Hartford to remit payments to CS due from Hartford to CS hereunder on a timely basis, excluding any permissible offset pursuant to this Agreement, and excluding any such failure with respect to a good faith dispute between the Parties with respect to a payment; or (ii) the failure of Hartford to fulfill its confidentiality obligations as provided in Section 16 above which were not remedied by Hartford.


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19.3.2   With respect to CS the only material breaches of the Agreement which would entitle Hartford to terminate this Agreement pursuant to this
         Section 19.3 shall be the following:

         (i) the failure of CS to provide the Services described in Sections 4 and 12.12 above;

         (ii) the failure of CS to provide the Services described in Sections 5, 6, and 7 above;

         (iii) the failure of CS to fulfill its confidentiality obligations as provided in Section 16 above which was not remedied by CS;

         (iv) the failure of CS to fulfill its obligations to indemnify Hartford as provided in Sections 13 and 15 above;

         (v)   the filing of Chapter 7 with respect to CS; or

         (vi) the acquisition by a third party (through purchase, merger or otherwise) of more than fifty percent (50%) control of CS.

19.4 Each of the following events shall constitute an event of Default by either of the Parties hereunder and shall permit the other to terminate this Agreement pursuant to this Section 19: (i) If a Party to this Agreement ceases to do business as a going concern; (ii) the filing by a Party to this Agreement of a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, an arrangement, the adjustment of its debts, or for any relief under the applicable bankruptcy or insolvency laws, now or hereafter existing, or any other action by said Party or said Party indicating consent to, approval of, or acquiescence in, any such similar petition or proceedings; the application by said Party for, or the appointment by consent or acquiescence of said Party of a receiver or trustee for itself or for all or substantial part of its properties; the making by said Party of an assignment for the benefit of creditors; or the inability of said Party, or the admission by said Party in writing of its inability to pay debts as they mature; or (iii) filing of involuntary petition against a Party to this Agreement in bankruptcy or seeking reorganization, an arrangement, readjustment of its debts or for any relief under the applicable bankruptcy or other insolvency laws, now or hereafter existing; or the involuntary appointment of a receiver or a trustee for said Party or for all or a substantial part of its property; and any one of the same remains undismissed or undischarged for ninety
         (90) days.

19.5     TERMINATION OF DEVELOPMENT SERVICES

19.5.1 Hartford, in its sole discretion, may at any time terminate any Development Services Project pursuant to Section 5 above or any portion thereof by sending written notice of such termination to CS. Hartford shall pay CS for the Development Services performed on such Project prior to termination on a pro rata basis in accordance with the payment schedule in Schedules B and/or O.


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19.6     OBLIGATIONS UPON TERMINATION

19.6.1 Upon termination of this Agreement, in whole or in part, CS agrees that it will, as a part of the services to be provided under this Agreement, and at no extra cost or expense to Hartford except as noted below, fully cooperate and assist Hartford in making an orderly transition so that the services provided by CS under this Agreement may be provided directly by Hartford or by another contractor designated by Hartford. CS's cooperation and assistance under this Agreement shall include, but not be limited to, the following:

         (i) Train Hartford's staff and/or the staff of a Hartford contractor, upon request by Hartford, with pre-approved reasonable training costs and travel expenses to be billed to Hartford at CS's then current rates;

         (ii) Deliver to Hartford, upon its written request, of all written records maintained by CS in connection with the services provided to Hartford under this Agreement, with any reasonable costs of reproduction or shipping to be billed to the Hartford;

         (iii) Deliver to Hartford, upon its written request, any and all computerized data in the formats specified by Hartford, with any reasonable direct costs associated with reprogramming and/or data preparation based on Hartford requirements and shipping will be billed to Hartford.

19.7     LIQUIDATED DAMAGES

19.7.1 In the event of the occurrence of any of the following events, CS acknowledges that Hartford will have sustained damage and therefore CS agrees to pay Hartford, within thirty (30) days of CS's receipt of Hartford's notice therefor, the dollars specified below, which shall constitute liquidated damages, not penalties:

         (i) BREACH OF ON-LINE AVAILABILITY. In the event that online availability for a given month falls below the minimum
               requirement [                                         ].

         (ii)  SYSTEM RESPONSE TIME. CS will provide the System response time in accordance with the commitment specified in Schedule J. In the event that systems response time for a given month falls below
               the [                                    ] time as specified in
               Schedule J, [                               ].

         (iii) FAILURE BY CS TO IMPLEMENT DISASTER RECOVERY PLAN. In the event CS fails to implement or to execute the Disaster Recovery Plan in accordance with Section 4.7 above, CS shall refund Hartford for the total amount paid for the cost of Disaster Recovery as specified in Schedule O. Said amount shall be payable within thirty (30) days of the on-set of the disaster.

[     ]  Material redacted for confidentiality

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         (iv)  FAILURE TO COMPLY WITH SECTION 12.12. In the event that CS fails to comply with the provisions in Section 12.12 above, CS shall:

               (a) Reprocess free of charge all invoices that were not
                   processed in compliance with the state's requirements. Such reprocessing shall include all the activities required to adjudicate each such invoice.

               (b) FAILURE TO MEET AGREED UPON TIME SCHEDULE FOR SOFTWARE
                   DEVELOPMENT. CS will [                   ] for the
                   Software Development Project at issue [                   ]
                   provided that the delay was solely caused by CS.

20.0     RELATIONSHIP BETWEEN THE PARTIES

20.1 In order to assure the efficient implementation of the efforts hereunder, a close relationship must be established between CS and Hartford. CS and Hartford will maintain a responsive working relationship at all times by maintaining strict adherence to the established communications channels.

20.2 Each of the Parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent or a legal representative of the other for any purpose. Neither Party has any right or authority to supervise or control the activities of the other Party's employees in connection with the performance of this agreement or to assign or create any application of any kind, express or implied, on behalf of the other Party or to bind it in any way, to accept any service of process upon it or to receive any notice of any nature whatsoever on its behalf.

20.3     [THIS SECTION INTENTIONALLY OMITTED]

20.4     EXECUTIVE REVIEW

20.4.1 CS and Hartford shall adhere to the following internal escalation procedures within CS and Hartford in order to expeditiously resolve any problems arising while this Agreement is in effect: (i) One individual who is authorized to speak for each Party will be nominated and will attempt to resolve the problem; and (ii) if a resolution is not reached between these individuals within two (2) days after referral to them of the problem, the dispute shall be escalated to Executive Review as specified in Section 20.4.2 below.

20.4.2 Executive Review shall be conducted as follows: Within thirty (30) days of any Party's request for Executive Review, an executive level employee of each Party shall be designated by the Party to meet with his counterpart to attempt to settle the dispute. Initially, the designee of CS is MIMI WAYNE and the designee of Hartford is ANTHONY RETARTHA. If said executives are unable to resolve the dispute, then, within ten (10) days of the conclusion of said first level of Executive Review, either Party may request that the problem be escalated to a second level of Executive Review. Within ten (10) days of any Party's request for said second level of Executive Review, the Chief Executive Officer, or Chairman of the Board of CS and the head of Hartford's Information Management Department shall meet to attempt to settle the dispute. Initially, the designee of CS for such second level is JOHNNY MIZE and the designee of Hartford is JACK CRAWFORD.

[     ]  Material redacted for confidentiality

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20.5     ARBITRATION

20.5.1 Any controversy relating to this Agreement or the breach thereof shall be determined by arbitration in the city of Hartford, Connecticut in accordance with the Commercial Arbitration rules of the American Arbitration Association (except as otherwise specified in this Section 20.5) using arbitrators who are experienced commercial litigators admitted before the bar of any state of the United
         States. Arbitrators shall be compensated for their services at the standard hourly rate charged in their private professional activities. The Parties acknowledge that the United States District Court for the District of Connecticut has jurisdiction over the Parties for the purpose of enforcing this Section 20.5. Connecticut rules of civil procedure and evidence shall apply with respect to any arbitration hereunder. The award may be made solely on the default of a Party. The arbitrator(s) shall follow substantive rules of law. The arbitrator(s) shall make its award in strict conformity with this Agreement and shall have no power to depart from or change any of the provisions thereof. The award of the panel shall be accompanied by findings of fact and a written statement of reasons for the decision. The Parties agree to be bound by the results of this arbitration; judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction. To the extent reasonably practicable, both Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.

20.5.2 In the event that either Party initiates litigation involving any disputes arising under this Agreement prior to submitting the dispute to arbitration, the other Party shall be entitled to obtain an order referring the case to arbitration pursuant to Section 20.5 above and shall be entitled to reimbursement for legal fees and costs incurred up through the date of the issuance of said order.

21.0     ASSIGNMENT

21.1 CS may not assign this Agreement and any rights and duties thereunder except upon prior written consent of Hartford. For purposes of this Agreement, the acquisition by a third party (through purchase, merger or otherwise) of more than fifty (50%) of control of CS will be considered to be an assignment and grounds for termination in accordance with Section 19.3.2.

21.2 Hartford shall have the right to assign this Agreement and any and all rights and duties thereunder to any affiliated company or entity without the consent of CS and to any entity to which Hartford in the future may sell part of all of the insurance business which is processed on the MCM System, provided, however, in the latter case
         CS shall have the right to terminate this agreement by giving 180 days written notice of it intent to do so. Any other assignment by Hartford must receive prior written consent from CS.

21.1 This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors (including by merger) and permitted assigns.

22.0     GENERAL

22.1 This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of CS and of Hartford and no other variance from the terms and conditions of this Agreement will be of no effect.


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22.2     If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

22.3 This Agreement is the complete and exclusive statement of the agreement between the Parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the Parties related to the subject matter of this Agreement

22.4 This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut. Hartford and CS agree that all litigation arising with respect to the subject matter of this Agreement will be litigated in the courts of the State of Connecticut, including the United States courts located therein.

22.5 CS agrees that it will not directly or indirectly, without the prior written consent of Hartford, use for the purposes of advertising, promotion, or publicity, or otherwise, the name of Hartford or of any of its affiliates, or any trademarks, logos or similar designations of Hartford or any of its affiliates. CS agrees that it will not make any official press release, announcement or other form of publicity relating to the transactions which are subject to this Agreement without first obtaining in each case the agreed prior written consent of Hartford. CS shall not use Hartford's name, trademarks or logo or the name of any affiliated company in any way or manner not specifically authorized in writing in advance by Hartford. CS may include Hartford's name in its list of customers.

22.6 A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either Party in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

22.7 Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement

22.8 Neither Party shall be deemed to have breached this Agreement by reason of any delay or failure in its performance arising from acts beyond its control. Such acts shall include, but will not be limited to: act of God; act of war; riot; epidemic; fire; flood or other disaster; act of government, including governmental regulations superimposed after the fact; & traffic control caused delays, strike or lockout; communication line failure; power failure, except that any such disaster shall not excuse CS from carrying out its disaster recovery obligations pursuant to Section 4.7 above, including but not limited to having made adequate up-to-date back-up copies and having provided Hartford with complete access to the fully operational MCM System at the Warm Site within forty-eight (48) hours after CS has knowledge of such disaster.

22.9 In the event of a breach or threatened breach by either Party of any of the provisions of this Agreement, the injured Party, in addition to any other remedies available to it under law, shall be entitled to seek all equitable relief available including an injunction restraining the other Party from the performance of acts which constitute a breach of this Agreement, and such other Party agrees not to raise adequacy of legal remedies as a defense thereof.


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22.10    In any litigation or arbitration between the Parties, the prevailing
         Party shall be entitled to reasonable attorney's fees and all costs of proceeding incurred in enforcing this Agreement.

22.11 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, to the address set forth herein or to such other address as CS or Hartford may from time to time designate.

22.12 Each Party agrees to perform its obligations hereunder in accordance with all applicable laws, rules, and regulations now or hereafter in effect.

22.13 CS will comply with all applicable laws and statutes, as well as the rules and regulations of all relevant regulatory boards, agencies and commissions relating to the rendering of services under this contract.

22.14 Duplicate originals of this Agreement shall be executed, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

22.15 Each Party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO BE BOUND BY ITS TERMS, CONDITIONS, AND PRICES.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective the day and year first above written.

Hartford                                   CS



BY: /s/                                    BY: /s/
   ----------------------------               ---------------------------
    (Authorized Signature)                    (Authorized Signature)

         Calvin Hudson                               Johnny Mize
   ----------------------------               ---------------------------
            (Name)                                      (Name)

     Assistant Vice President                      President and CEO
   ----------------------------               ---------------------------
            (Title)                                     (Title)








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